Exhibit 10.62
AMENDMENT NO. 5
TO THE
ENBREL® SUPPLY AGREEMENT
     This Amendment No. 5 (this “Amendment No. 5”) is made as of this 30th day of August, 2005 (the “Amendment No. 5 Effective Date”) by and among Immunex Corporation, a Washington corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320 (together with its Affiliates, “Immunex”), Wyeth (formerly, “American Home Products Corporation”), a Delaware corporation having its corporate headquarters at Five Giralda Farms, Madison, New Jersey 07940, acting through its Wyeth Pharmaceuticals Division (together with its Affiliates, “Wyeth”), and Boehringer Ingelheim Pharma GmbH & Co. KG, a German corporation having a place of business at Birkendorfer Straße 65, 88397 Biberach an der Riss, Federal Republic of Germany (“BIP”), and amends the Enbrel® Supply Agreement effective as of November 5, 1998, as amended by Amendment No. 1 effective June 27, 2000, Amendment No. 2 effective June 3, 2002, Amendment No. 3 effective December 18, 2002 and Amendment No. 4 effective May 21, 2004 (the “Agreement”).
     WHEREAS, Immunex, Wyeth, and BIP have entered into the Agreement for BIP’s supply of Enbrel® (etanercept) to Immunex and Wyeth; and
     WHEREAS, the Parties have determined that in addition to the rights and obligations set forth in the Agreement, they wish to have BIP manufacture and supply Immunex and Wyeth with syringes filled with the Product; and
     WHEREAS, Immunex and BIP have entered into a Letter of Intent dated as of March 2, 2005 regarding the Syringe Project (as defined therein); and
     WHEREAS, Immunex, Wyeth and BIP have entered into a Syringe Project Letter Agreement, concurrently herewith, relating to BIP’s undertaking to complete its syringe fill and finish facility.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound, hereby agree as follows:
     1. Capitalized Terms.
     1.1 General. All initially capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.
     1.2 Syringe(s) shall mean syringes meeting the standards and specifications set forth in the attached Exhibit J.

     2. Drug Product and Finished Product including 25 mg. and 50 mg. Syringe Forms.
Beginning on the Amendment No. 5 Effective Date, and unless specifically named and separated, all reference to Drug Product or Finished Product in the Agreement shall include syringes containing twenty-five (25) mg. and fifty (50) mg. of specifically formulated Bulk Drug Substance. Exhibit B and Exhibit C attached to the Agreement shall be stricken and replaced with the revised Exhibit B and Exhibit C attached to this Amendment No. 5.
     3. Maximum, Minimum and Pricing for Syringe Fill and Finish Services.
The Maximum, Minimum and pricing terms for the manufacture and supply of Syringes are set forth in Exhibit I attached hereto and incorporated herein. For avoidance of doubt, the Parties hereby acknowledge and agree that Wyeth and Immunex’s obligation to satisfy the Minimum Syringe quantity requirement set forth in Exhibit I (including both purchases of Syringes and the payment of any Shortfall Payment) shall be credited toward satisfying, but shall not otherwise alter, the Parties’ rights and obligations set forth in Section 3.1(a)(2) of the Agreement, and the Parties agree that Section 3.1(a)(2) of the Agreement refers and applies only to the baseline “Annual Minimum” runs per Sections 5.10(a) and (b) of the Agreement (i.e. currently 84 runs per year of either liquid or lyophilized Product) and the Baseline Accepted Unused Capacity runs per Section 5.10(a)(4) of the Agreement (currently 10 runs per year of either liquid or lyophilized Product) but not to any additional Bulk Drug Substance Runs. BIP shall fill all orders for Syringes that are placed by Immunex or Wyeth in accordance with the terms of this Amendment No. 5 and the relevant provisions of the Agreement.
     4. Term of Obligation to Fill and Finish Syringes.
The Parties’ rights and obligation with respect to BIP manufacturing and supplying Immunex and Wyeth with Syringes filled with the Product pursuant to this Amendment No. 5 (“Amendment No. 5 Rights and Obligations”) shall continue until the end of the year 2009. Thereafter, the Amendment No. 5 Rights and Obligations shall automatically continue for two (2) year periods unless terminated by any Party by providing eighteen (18) months prior written notice to the other Parties. For the avoidance of doubt, the Amendment No. 5 Rights and Obligations shall automatically terminate upon expiration or termination of the Agreement.
Notwithstanding the foregoing and in addition to any termination rights pursuant to the Agreement, Immunex and Wyeth may terminate the Amendment No. 5 Rights and Obligations in the event (a) ENBREL is withdrawn from the market, or (b) BIP’s Syringe fill and finish facility is not approved by the appropriate regulatory agencies within twelve (12) months of the filing with the FDA seeking the necessary approvals or the filing seeking approval is finally rejected by the appropriate regulatory agencies.
     5. Logistics.
All logistical matters (including forecasting and detailed ordering) shall take place according to the existing procedures laid down in the Agreement; provided, however, BIP hereby agrees that Immunex and Wyeth may make any reasonable adjustments to existing forecasts, orders, schedules and other logistical matters relating to BIP’s delivery of Drug Product or Finished Product, as contemplated in the Agreement, in order to incorporate the desired quantities of Syringes therein.
     6. Commitment on Quality Agreement.
BIP, Immunex and Wyeth hereby acknowledge that the Parties’ agreements relating to quality issues currently in place between the Parties (as amended and existing on the date hereof) may not adequately address BIP’s manufacture and supply of Syringes, and the Parties hereby commit to engaging in good faith negotiations to amend or otherwise modify the then existing quality agreement or to agree on a separate additional quality agreement consistent with the basic principles of the then existing quality agreement, unless otherwise required for compelling reasons, to address any specific issues relating to Syringes for Non-BIP BDS (as defined hereinafter). As regards Non-BIP Product (as defined hereinafter) the involved parties may agree on a separate additional quality agreement.
     7. BIP Fill & Finish Commitment for Non-BIP BDS / Non-BIP Product
     7.1 Non-BIP BDS.
BIP hereby acknowledges that Immunex and Wyeth may engage BIP to manufacture and supply Syringes using Bulk Drug Substance manufactured by a Party (Immunex and/or Wyeth) other than BIP (“Non-BIP BDS”). The Parties shall engage in good faith negotiations to agree on customary terms and conditions relating to the manufacture and supply of such Non-BIP BDS. Notwithstanding the foregoing, BIP, Immunex and Wyeth each agree that (a) the pricing terms for manufacture and supply of Syringes using Non-BIP BDS shall be the same as the pricing terms set forth in Exhibit I (the quantity of Syringes manufactured using BIP BDS and the quantity of Syringes manufactured using Non-BIP BDS shall be aggregated for determining the relevant price per Syringe), and (b) any quantity of Syringes manufactured and supplied by BIP, using Non-BIP BDS, shall be aggregated with the quantity of Syringes manufactured using BIP BDS and included in the calculation of the Annual Minimum quantity set forth in Section 2 of Exhibit I.
     7.2 Non-BIP Product.
BIP further acknowledges and agrees that each of Immunex and Wyeth may wish to independently engage BIP to manufacture and supply syringes using other Immunex or Wyeth products (“Non-BIP Product(s)”). BIP is willing to discuss the filling of such syringes in good faith negotiations, and, in case of a basic agreement, the Parties agree that (a) the pricing terms for manufacture and supply of such syringes using Non-BIP Product(s) shall be commercially reasonable and negotiated in good faith between the concerned Parties (taking into account the cost of any additional technology transfer, the quantity of syringes to be filled with the Non-BIP Product and the then existing relationship of the Parties involved), and (b) the quantity of syringes manufactured and supplied by BIP, using Non-BIP Product, shall be aggregated with the quantity of Syringes manufactured using BIP BDS and Non-BIP BDS and shall be included in the calculation of the Annual Minimum quantity set forth in Section 2 of Exhibit I. As regards the pricing terms for such Non-BIP Product(s) the Parties are in agreement that if the basics (such as batch size, filling volume, filling process) are comparable to the Syringes, the respective quantities of Non-BIP Product syringes shall be aggregated with the quantity of Syringes manufactured using BIP BDS and the quantity of Syringes manufactured using Non-BIP BDS for determining the relevant price per Syringe.
     8. BIP’s Liability for Non-BIP BDS and Non-BIP Product.
With regard to Syringes produced with Non-BIP BDS and syringes produced with Non-BIP Product, BIP assumes responsibility only for the manufacturing steps performed at the Biberach Site and BIP’s liability is, in any case, limited to the maximum amount corresponding to the price to be paid to BIP by Immunex and/or Wyeth, as the case may be, for the single order in question.
     9. Effect of Amendment No. 5 on Agreement.
In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment No. 5, the terms and conditions of this Amendment No. 5 shall control. Except as otherwise set forth in this Amendment No. 5, all other terms and provisions of the Agreement shall remain in full force and effect.
     10. Agreement between Immunex and Wyeth.
Except as expressly set forth herein, this Amendment No. 5, together with the Agreement, represents the entire agreement among Immunex, Wyeth, and BIP with respect to the addition of the twenty-five (25) and fifty (50) mg. dosage form Syringes to the Agreement and supersedes the LOI. The terms of this Amendment No. 5 cannot be amended except by a written agreement signed by all of the Parties. As regards the individual rights of Immunex and Wyeth with respect to the Syringes, the same shall be governed by the Collaboration and Global Supply Agreement by and between Immunex and Wyeth effective November 6, 2001, as amended, and by any other separate agreement between Immunex and Wyeth.
     11. Amendment to Section 5.2(c). The following sentence shall be added after the first sentence of Section 5.2(c) of the Agreement:
“BIP shall invoice Amgen Manufacturing, Limited (“AML”) for Syringes manufactured for the Immunex Territory and delivered in accordance with Section 4.4(b)(2) hereof using the pricing formulas set forth herein, and AML shall be responsible for payment of such invoices for Syringes manufactured and delivered by BIP for the Immunex Territory. In the event AML fails to pay such invoices, Immunex hereby guarantees AML’s payment obligations.”
     12. Counterparts.
This Amendment No. 5 may be executed in one or more counterparts, each of which shall constitute together the same document.

     IN WITNESS WHEREOF, the Parties have, by their duly authorized persons, executed this Amendment No. 5 as of the Amendment No. 5 Effective Date.

Boehringer Ingelheim Pharma GmbH & Co. KG

By:	/s/ Dr. Uwe Bucheler

Name:	Dr. Uwe Bucheler

Title:	SVP Biopharmaceuticals Head of Legal Dept.

Date:	14 September 2005

Immunex Corporation

By:	/s/ Paul Marshall

Name:	Paul Marshall

Title:	Vice President Corporate Manufacturing

Date:	August 30, 2005

Wyeth, acting through its Wyeth Pharmaceuticals Division

By:	/s/ Michael E. Kamarck

Name:	Michael E. Kamarck

Title:	SVP, BioPharma + Vaccines

Date:	October 4, 2005

Acknowledged and agreed to with respect to Section 11 hereof: Amgen Manufacturing, Limited

By:	/s/ Madhavan Balachandran

Name:	Madhavan Balachandran

Title:	Vice President Puerto Rico Operations

Date:	August 30, 2005